Exhibit 11

Statements re: Computation of Earnings per Share
Brenton Banks, Inc.




                             Nine Months Ended              Three Months Ended
                                September 30,                   September 30,
                              1999         1998              1999          1998
                              ____         ____              ____          ____

Basic EPS Computation
   Numerator:
     Net income              $12,309,262   15,010,296       3,501,794     5,295,756
                              ==========   ==========      ==========    ==========

   Denominator:
     Average common shares
       outstanding            20,530,231   20,918,778      20,462,200    20,818,340
                              ==========   ==========      ==========    ==========

   Basic EPS                       $0.60        $0.72           $0.17         $0.26
                              ==========   ==========      ==========    ==========

Diluted EPS Computation
   Numerator:
     Net income              $12,309,262   15,010,296       3,501,794     5,295,756
                              ==========   ==========      ==========    ==========

   Denominator:
     Average common shares
       outstanding            20,530,231   20,918,778      20,462,200    20,818,340
     Average stock options       326,133      467,016         326,133       467,016
                              __________   __________      __________    __________
                              20,856,364   21,385,794      20,788,333    21,285,356
                              ==========   ==========      ==========    ==========
   Diluted EPS                     $0.59        $0.70           $0.17         $0.25
                              ==========   ==========      ==========    ==========

Note: 1998 amounts are restated for the 10 percent common stock dividend effective in June 1999.


